Exhibit 5.9
Consent of Bruce Rustad
In connection with Novagold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Bruce Rustad, hereby consent to references to my name and to my involvement in the preparation of the Galore Creek Project Feasibility Study (the “Study”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Study in the Registration Statement.
Dated at Vancouver, British Columbia, this 16th day of April, 2007.
/s/  Bruce Rustad
Bruce Rustad